Exhibit 10.14

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Separation and Release of Claims Agreement

This Separation and Release of Claims Agreement (“Agreement”) is entered into by and between PSQ Holdings, Inc., a Delaware corporation (the “Employer” or “Company”), on behalf of itself, subsidiaries, and other corporate affiliates, and each of their respective present and former employees, officers, directors, owners, shareholders, and agents, individually and in their official capacities (collectively referred to as the “Employer Group”), and Sebastian Harris (the “Employee”), (the Employer and the Employee are collectively referred to as the “Parties”) as of Saturday, August 26, 2023 (the “Execution Date”).

A.	Background

1. Employee is employed by the Company as its Chief Operating Officer, pursuant to that certain Employment Agreement (and the embedded Non-Competition and Non-Solicitation Agreement) entered into on July 19, 2023 (the “Employment Agreement”) (capitalized terms used in this Agreement, but not defined in this Agreement, have the meaning in the Employment Agreement);

2. [***];

3. [***]; and

4. The Parties have agreed to compromise and settle any and all claims or disputes that might be made by the Parties arising out of Employee’s employment relationship with Employer and the termination of his employment.

B.	Agreement

1. In consideration of the Background above, which is an integral part of this Agreement, and for the Separation Benefits described below, which the Parties acknowledge as sufficient, and intending to be legally bound by this Agreement, the Employee and the Employer agree as follows.

2. The Employee’s last day of employment with the Employer is August 25, 2023 (the “Separation Date”). After the Separation Date, the Employee will not represent that the Employee is an employee, officer, attorney, agent, or representative of the Employer Group for any purpose. Except as otherwise set forth in this Agreement, the Separation Date is the employment termination date for the Employee for all purposes, meaning the Employee is not entitled to any further compensation, monies, or other benefits from the Employer Group, including coverage under any benefit plans or programs sponsored by the Employer Group, as of the Separation Date, other than the Separation Benefits defined herein.

3. In return for the Separation Benefits, Employee agrees, in addition to his other covenants and agreements in this Agreement, that he shall:

(a) No later than Friday, September 1, 2023, forfeit and return to Employer 1,704,223 Founder Shares of the 2,142,452 Founder Shares granted to him by the Employer Group (“Forfeiture”). The Employee agrees to cooperate fully with the Company with respect to the Forfeiture, and shall sign all papers and documents, including, without limitation, formal transfers, assignments of rights, and powers of attorney, and stock transfer agent documents, which the Company deems necessary in order to protect consummate the Forfeiture. The Employee further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Employee on any such papers and documents, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Employee, and the Employee hereby irrevocably designates and appoints each executive officer of the Company as the Employee’s agent and attorney-in-fact to execute any such papers on the Employee’s behalf, and to take any and all actions as the Company may deem necessary or desirable in order to consummate the Forfeiture;

(b) Not be granted any other equity of the Company including, without limitation, restricted stock units (“RSUs”), Earnout Shares, or otherwise;

(c) Cooperate fully with the Company in its filing of a Form 8-K with the U.S. Securities and Exchange Commission, disclosing Employee’s departure, [***].

4. Return of Property. The Employee warrants and represents that the Employee shall promptly return all Employer Group property, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files, and any other Employer Group property in the Employee’s possession. Employee further acknowledges and agrees that the Employee no longer has access to and does not claim ownership of any of Employer Group’s cloud storage or social media accounts.

5. Employee Representations. The Employee specifically represents, warrants, and confirms that the Employee:

(a) has not filed any claims, complaints, or actions of any kind against the Employer Group with any federal, state, or local court or government or administrative agency;

(b) has not made any claims or allegations to the Employer Group related to sexual harassment or sexual abuse, and that none of the payments set forth in this Agreement are related to sexual harassment or sexual abuse;

(c) has been properly paid for all hours worked for the Employer Group and;

(d) has received all wages, salary, commissions, bonuses, and other compensation due to the Employee, with the exception of the Employee’s final paycheck for salary through and including the Separation Date; and

6. Separation Benefits. As consideration for the Employee’s execution of and compliance with this Agreement, including, without limitation the Employee’s Forfeiture in Section 3, and waiver and release of claims in Section 7, and other post-termination obligations, the Employer Group agrees to provide the following ex gratia benefits to which the Employee is not otherwise entitled (“Separation Benefits”):

(a) Continued payment of the Employee’s base salary in accordance with the Employer's regular payroll practices, less all relevant taxes and other withholdings, for a period of 12 months starting on the first payroll date following the Execution, but no later than 60 days after the Separation Date. Notwithstanding the foregoing, no payment shall be made or begin before the Execution Date of this Agreement;

(b) Provided the Employee is eligible for and timely elects to continue receiving group medical insurance pursuant to the COBRA law, continue to pay for 12 months following the Termination Date, the share of the premium for medical coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage; and

(c) Will not contest Employee’s retention of 438,229 Founder Shares.

The Employee understands, acknowledges, and agrees that these Separation Benefits exceed what the Employee is otherwise entitled to receive on termination of employment, and that these benefits are being given as consideration in exchange for executing this Agreement, including the general release. The Employee further acknowledges that the Employee is not entitled to any additional payment or consideration not specifically referenced in this Agreement.

7. Release. Employee’s General Release and Waiver of Claims.

(a) In exchange for the consideration provided in this Agreement, the Employee and the Employee’s spouse, heirs, executors, representatives, administrators, agents, insurers, and assigns (collectively, the “Releasors”) irrevocably and unconditionally fully and forever waive, release, and discharge the Employer Group, including each member of the Employer Group’s subsidiaries, affiliates, predecessors, successors, and assigns, and each of its and their respective officers, directors, employees, stockholders, trustees, and partners, in their corporate and individual capacities (collectively, the “Released Parties”), from any and all claims, demands, actions, causes of actions, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown (collectively, “Claims”), that the Releasors may have or have ever had against the Released Parties, or any of them, arising out of, or in any way related to the Employee’s hire, benefits, employment, termination, or separation from employment with the Employer Group by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of time up to and including the date of the Employee's execution of this Agreement, including but not limited to:

i. any and all claims under Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA) (regarding existing but not prospective claims), the Fair Labor Standards Act (FLSA), the Equal Pay Act, the Employee Retirement Income Security Act (ERISA) (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act (FCRA), the Worker Adjustment and Retraining Notification (WARN) Act, the National Labor Relations Act (NLRA), the Genetic Information Nondiscrimination Act (GINA), the Immigration Reform and Control Act (IRCA), the California Fair Employment and Housing Act (FEHA), the California Labor Code, the California Constitution, and the California Family Rights Act (CFRA), and the California Consumer Privacy Act (CCPA), all including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner;

ii. any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an express or implied contract, wrongful or retaliatory discharge, fraud, defamation, negligent or intentional infliction of emotional distress, tortious interference with a contract or prospective business advantage, breach of the implied covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, false imprisonment, nonphysical injury, personal injury or sickness, or any other harm;

iii. any and all claims for compensation of any type whatsoever, including but not limited to claims for wages, salary, bonuses, commissions, incentive compensation, vacation, sick pay, and severance that may be legally waived and released;

iv. any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts' fees, medical fees or expenses, costs and disbursements, punitive damages, liquidated damages, and penalties; and

v. indemnification rights the Employee has against the Employer Group.

(b) However, this general release and waiver of claims excludes, and the Employee does not waive, release, or discharge any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing, or other similar federal, state, or local administrative agencies, although the Employee waives any right to monetary relief related to any filed charge or administrative complaint; and claims that cannot be waived by law.

(c) Waiver of California Civil Code Section 1542. This Agreement is intended to be effective as a general release of and bar to all claims as stated in this Section. Accordingly, the Releasors specifically waive all rights under California Civil Code Section 1542, which states, “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” The Employee acknowledges that the Employee may later discover claims or facts in addition to or different from those which the Employee now knows or believes to exist with regards to the subject matter of this Agreement, and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, the Releasors waive any and all Claims that might arise as a result of such different or additional claims or facts.

8. Knowing and Voluntary Acknowledgment. The Employee specifically agrees and acknowledges that:

(a) the Employee has read this Agreement in its entirety and understands all of its terms;

(b) the Employee knowingly, freely, and voluntarily assents to all of this Agreement’s terms and conditions including, without limitation, the waiver, release, and covenants contained in it;

(c) the Employee is signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which the Employee is otherwise entitled;

(d) the Employee is not waiving or releasing rights or claims that may arise after the Employee signs this Agreement; and

(e) the Employee understands that the waiver and release in this Agreement is being requested in connection with the Employee’s termination of employment from the Employer Group.

9. Post-Termination Obligations and Restrictive Covenants.

(a) Acknowledgment. The Employee understands and acknowledges that by virtue of the Employee’s employment with the Employer Group, the Employee had access to and knowledge of Confidential Information, was in a position of trust and confidence with the Employer Group, and benefitted from the Employer Group’s goodwill. The Employee understands and acknowledges that the Employer Group invested significant time and expense in developing the Confidential Information and goodwill. The Employee further understands and acknowledges that the restrictive covenants below are necessary to protect the Employer Group’s legitimate business interests in its Confidential Information and goodwill. The Employee further understands and acknowledges that the Employer Group’s ability to reserve these for the exclusive knowledge and use of the Employer Group is of great competitive importance and commercial value to the Employer Group and that the Employer Group would be irreparably harmed if the Employee violates the restrictive covenants below.

(b) Confidential Information. The Employee understands and acknowledges that during the course of employment with the Employer, the Employee has had access to and learned about confidential, secret, and proprietary documents, materials, and other information, in tangible and intangible form, of and relating to the Employer Group and its businesses and existing and prospective customers, suppliers, investors, and other associated third parties (“Confidential Information”). The Employee further understands and acknowledges that this Confidential Information and the Employer’s ability to reserve it for the exclusive knowledge and use of the Employer Group is of great competitive importance and commercial value to the Employer, and that improper use or disclosure of the Confidential Information by the Employee may cause the Employer to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages, and criminal penalties. For purposes of this Agreement, Confidential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, device configurations, embedded data, compilations, metadata, algorithms, technologies, records, systems, material, sources of material, supplier information, social media influencer information, vendor information, financial information, results, accounting information, accounting records, insurance information, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, market studies, sales information, revenue, costs, product plans, designs, ideas, inventions, original works of authorship, discoveries, customer information, customer lists, client information, client lists, manufacturing information, logistics information, and acquisition candidate information, of the Employer Group or its businesses or any existing or prospective customer, supplier, investor, or other associated third party, or of any other person or entity that has entrusted information to the Employer in confidence.

(c) The Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified or treated as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

(d) The Employee understands and agrees that Confidential Information developed by the Employee in the course of the Employee’s employment by the Employer is subject to the terms and conditions of this Agreement as if the Employer furnished the same Confidential Information to the Employee in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Employee, provided that the disclosure is through no direct or indirect fault of the Employee or person(s) acting on the Employee's behalf.

(e) Disclosure and Use Restrictions.

i. Employee Covenants. The Employee agrees and covenants:

(A) to treat all Confidential Information as strictly confidential;

(B) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Employer Group); and

(C) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises, systems, or control of the Employer Group.

The Employee understands and acknowledges that the Employee’s obligations under this Agreement regarding any particular Confidential Information begin immediately and shall continue after the Employee’s employment by the Employer until the Confidential Information has become public knowledge other than as a result of the Employee’s breach of this Agreement or a breach by those acting in concert with the Employee or on the Employee’s behalf.

ii. Permitted Disclosures. Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. Nothing in this Agreement prohibits or restricts the Employee from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission, the Financial Industry Regulatory Authority, any other self-regulatory organization, or any other federal or state regulatory authority regarding this Agreement or its underlying facts or circumstances.

(f) Non-Solicitation of Employees. The Employee understands and acknowledges that the Employer has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Employer. The Employee agrees and covenants not to disrupt or interfere with the business of the Employer Group by directly or indirectly soliciting, recruiting, attempting to recruit, or raiding the employees of the Employer Group, or otherwise inducing the termination of employment of any employee of the Employer Group for 1 year, to run consecutively, starting on the Execution Date.

(g) Non-Solicitation of Customers. The Employee understands and acknowledges that because of the Employee’s experience with and relationship to the Employer Group, the Employee has had access to and learned about much or all of the Employer Group’s trade secrets, including Customer Information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to sales and services. The Employee agrees and covenants, during 1 year, to run consecutively, beginning on the Execution Date that the Employee will not use the Employer Group’s trade secrets to directly or indirectly solicit the customers of the Employer Group, or to interrupt, disturb, or interfere with the relationships of the Employer Group with its customers.

10. Non-Disparagement. The Employee agrees and covenants that the Employee shall not make, publish, or communicate defamatory or disparaging remarks, comments, or statements concerning any of the Employer Group’s products or services. The Employee agrees and covenants that the Employee shall not at any time make, publish, or communicate to any person or entity or in any public forum any maliciously false, defamatory, or disparaging remarks, comments, or statements concerning the Employer Group or its businesses, or any of its employees, officers, or directors, and their existing and prospective customers, suppliers, investors, and other associated third parties, now or at any time in the future. Employer agrees not to disparage Employee.

11. Confidentiality of Agreement. The Employee agrees and covenants that the Employee shall not disclose any of the negotiations of, terms of, or amount paid under this Agreement to any individual or entity; provided, however, that the Employee will not be prohibited from making disclosures to the Employee’s spouse, attorney, or tax advisors, or as may be required by law. This Section does not in any way restrict or impede the Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

12. Remedies. In the event of a breach or threatened breach by the Employee of this Agreement, the Employee hereby consents and agrees that money damages would not afford an adequate remedy and that the Employer shall be entitled to seek a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not instead of, legal remedies, monetary damages, or other available relief. If the Employee fails to comply with any of the terms of this Agreement or post-employment obligations contained in it, the Employer may, in addition to any other available remedies, reclaim any amounts paid to the Employee under the provisions of this Agreement and terminate any benefits or payments that are later due under this Agreement, without waiving the releases provided in it. The Parties mutually agree that this Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

13. Successors and Assigns.

(a) Assignment by the Employer Group. The Employer Group may freely assign this Agreement at any time. This Agreement shall inure to the benefit of the Employer Group and its successors and assigns.

(b) No Assignment by the Employee. The Employee may not assign this Agreement in whole or in part. Any purported assignment by the Employee shall be null and void from the initial date of the purported assignment.

14. Governing Law, Jurisdiction, and Venue. This Agreement and all matters arising out of or relating to this Agreement and the Employee’s employment or termination of employment with Employer, whether sounding in contract, tort, or statute, for all purposes shall be governed by and construed in accordance with the laws of Florida (including its statutes of limitations) without regard to any conflicts of laws principles that would require the laws of any other jurisdiction to apply. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in any state or federal court located in the state of Florida, county of Palm Beach. The Parties irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.

15. Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Employer Group and the Employee relating to the subject matter in this Agreement, and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, regarding such subject matter; provided, however, that nothing in this Agreement modifies, supersedes, voids, or otherwise alters the Employee's confidentiality and any other surviving agreements or contractual obligations with Employer Group, which shall remain in full force and effect. IN the event of a conflict among said agreements and obligations, this Agreement will control. The Parties mutually agree that this Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

16. Modification and Waiver. No provision of this Agreement may be amended or modified unless the amendment or modification is agreed to in writing and signed by the Employee and by the CEO of the Employer. No waiver by either Party of any breach by the other Party of any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either Party in exercising any right, power, or privilege under this Agreement operate as a waiver to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

17. Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, or enforceable only if modified, such finding shall not affect the validity of the remainder of this Agreement, which shall remain in full force and effect and continue to be binding on the Parties. The Parties further agree that any such court is expressly authorized to modify any such invalid, illegal, or unenforceable provision of this Agreement instead of severing the provision from this Agreement in its entirety, whether by rewriting, deleting, or adding to the offending provision, or by making such other modifications as it deems necessary to carry out the intent and agreement of the Parties as embodied in this Agreement to the maximum extent permitted by law. Any such modification shall become a part of and treated as though originally set forth in this Agreement. If such provision or provisions are not modified, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth in it. The Parties expressly agree that this Agreement as so modified by the court shall be binding on and enforceable against each of them.

18. Interpretation. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph. This Agreement shall not be construed against either Party as the author or drafter of the Agreement.

19. Counterparts. The Parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart’s signature page of this Agreement, by facsimile, email in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, has the same effect as delivery of an executed original of this Agreement.

20. No Admission of Liability. Nothing in this Agreement shall be construed as an admission by the Employer Group of any wrongdoing, liability, or noncompliance with any federal, state, city, or local rule, ordinance, statute, common law, or other legal obligation.

21. Attorneys’ Fees and Costs. If the Employee breaches any terms of this Agreement or the post-termination obligations referenced in it, the Employee will be responsible for payment of all reasonable attorneys’ fees and costs that Employer incurred in the course of enforcing the terms of this Agreement, including demonstrating the existence of a breach and any other contract enforcement efforts.

22. Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a "separation from service" under Section 409A. Notwithstanding the foregoing, Employer [Group] makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Employer [Group] be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

23. [***]

24. Acknowledgment of Full Understanding. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE EMPLOYEE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EMPLOYEE FURTHER ACKNOWLEDGES THAT THE EMPLOYEE’S SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE EMPLOYER GROUP FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.

PSQ HOLDINGS, INC.:		EMPLOYEE:

By:	/s/ Michael Seifert	/s/ Sebastian Harris
	Michael Seifert	Sebastian Harris
Its:	CEO

Dated: 8/25/2023		Dated: 8/25/2023